Exhibit 99.1

ALERE RESPONDS TO LETTER FROM FORMER EXECUTIVES

WALTHAM, Mass., September 15, 2014 – Alere Inc. (NYSE: ALR) (the “Company” or “Alere”), a global leader in infectious disease, toxicology, cardiology and diabetes products and services, today confirmed that a group of former executives, led by former CEO Ron Zwanziger, filed a Schedule 13D with the Securities and Exchange Commission and subsequently sent a letter to Gregg J. Powers, Chairman of the Board, requesting one month of due diligence in an effort to secure financing to make a bona fide offer for the Company. See https://sqps.onstreamsecure.com/origin/multivu_archive/PRNA/MP4/FX-Alere-Inc-091514.pdf for a copy of the letter.

Gregg J. Powers, Chairman of the Board of Alere, commented, “As we indicated in our most recent earnings call, the Board is undertaking a comprehensive strategic review of Alere’s operations with the advice of an internationally recognized consulting firm. We possess market leading diagnostic technologies and are determining the best allocation of resources to drive growth and shareholder value. The Board believes that both near-term and long-term shareholder value can be enhanced materially through disciplined execution within the core business.”

The Company noted that the letter from the former executives does not identify the sources of any proposed financing or indicate that any of those sources is highly confident that the necessary financing will be available. Even though the letter was delivered by three former senior executive officers who led the company as recently as June, the letter indicates that any proposal is contingent upon first completing another month of due diligence.

Mr. Powers continued, “While Alere is concentrating on executing its business strategy, the directors are mindful of their obligations to shareholders and would of course give appropriate consideration to any bona fide proposal that would maximize shareholder value.”

JP Morgan Securities LLC is serving as financial advisor and Foley Hoag LLP is serving as legal advisor to Alere.

About Alere

Alere’s global leading rapid diagnostics products and services, as well as its new product development efforts, focus on infectious disease, cardiometabolic disease and toxicology. Alere is headquartered in Waltham, Massachusetts. For more information regarding Alere, please visit www.alere.com.

Media Contact

Jackie Lustig

Director, Corporate Communications

Jackie.Lustig@alere.com

781-314-4009

Dan Katcher / Kelly Sullivan / Dan Moore

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Ron Zwanziger

148 Dartmouth Street

Newton, MA 02465

September 15, 2014

Gregg J. Powers, Chairman of the Board

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, MA 02453

Re: Offer to Acquire Alere at $46/share

Dear Gregg:

After two months, Dave, Jerry and I have concluded that we can indeed finance an offer to acquire Alere. Having had discussions with multiple parties, our offer is $46/share, a premium of 30% over the average of the closing prices for the past month.

The way we will operate Alere going forward has had an excellent reception. So, we can offer the buyout price of $46/share and we may be able to raise it further when we finalize a formal fully financed offer at the end of a month of customary due diligence by us and by our equity and debt financing sources. The common theme of the financing sources is that they have followed us for a considerable period of time.

In our discussions with financing sources, we have used Wall Street consensus estimates and provided our view of how we would run the business going forward. We and our financing sources now need access to current data in order to provide a formal fully financed offer. From the questions we have been asked, we believe the data request will not be onerous and the material will be readily available.

Given the seriousness and attractiveness of this offer and the commitment you have made to shareholders to create enhanced shareholder value, we look forward to your positive response by September 21, 2014, agreeing to commence the due diligence period immediately.

We look forward to cooperating with you to create and deliver a very substantial increase in shareholder value through this offer.

Best regards,

/s/ Ron Zwanziger
Ron Zwanziger